EXHIBIT 99.1
News Release

For further information contact:
Randall H. Riley
Vice President, Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS 90.8 % INCREASE IN NET INCOME
Austin, Texas – March 13, 2008 – Citizens, Inc. (NYSE: CIA) reported net income of $16.6 million or $0.35 per share of Class A common stock for the year ended December 31, 2007, an increase of 90.8% compared to net income of $8.7 million or $0.16 per share of Class A common stock in 2006. The increase was largely attributed to growth in premium and investment income and a decline in property claims, being more in line with historical levels, as well as economies of scale achieved in the integration of the Security Plan acquisition. Revenue increased 10.0% from $158.1 million in 2006 to $173.8 million in 2007, primarily due to an increase in premium income as a result of persistency in the international business, as well as a significant increase in net investment income.
Premium income grew 9.7% to $140.9 million in 2007, compared to $128.5 million in 2006. The increase was attributable primarily to the new business written over the past several years in the Company’s Life Insurance segment, which had $101.4 million of premium revenue during the year, a 12.1% increase from $90.5 million in 2006. The Company’s Home Service Insurance segment generated $39.5 million in premium income in 2007 compared to $38.0 million in 2006.
Net investment income increased 14.0% in 2007 to $30.7 million compared to $27.0 million in 2006, due primarily to growth in the Company’s asset base and to distributions received on the Company’s mutual funds in late 2007. Claims and surrenders decreased 2.7% from $56.3 million for 2006 to $54.7 million for 2007, due primarily to property claims expense being more in line with historical experience after the Company experienced abnormally high claims in Louisiana in 2006 and 2005 as a result of Hurricanes Katrina and Rita. Underwriting, acquisition and insurance expense were unchanged in 2007 from 2006 at $27.6 million, largely because of integration of our Home Service segment into Citizens’ back office operations.
For the three months ended December 31, 2007, the Company’s net income was $5.9 million or $0.13 per share of Class A common stock, compared to $4.1 million or $0.08 per share of Class A common stock for the same period in 2006. Total revenues for the three months ended December 31, 2007 increased 12.0% to $50.0 million from $44.6 million for the same period in 2006. Life insurance premium production contributed to a 4.7% increase in premium income during the three months ended December 31, 2007 to $39.1 million, from $37.4 million during the fourth quarter of 2006.
Assets increased to $787.9 million at December 31, 2007, compared to $711.2 million at December 31, 2006, due primarily to growth in life insurance, as well as a registered direct public offering of Class A common stock that resulted $17.1 million in net proceeds. Stockholders’ equity increased to $176.2 million at December 31, 2007, from $139.6 million at December 31, 2006, due to income earned in 2007, a decrease in unrealized gains, as well as an increase due to the registered direct public offering.

The Sarbanes-Oxley Act of 2002 requires public companies to assess their internal controls over financial reporting. Management assessed the Company’s internal control over financial reporting based on criteria that was established by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, management concluded that the Company maintained effective internal control over the financial reporting process as of December 31, 2007.
About Citizens, Inc.
Citizens, Inc., is a financial services insurance holding company listed on the New York Stock Exchange, trading symbol CIA. It plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.24 on March 12, 2008.
Additional information is available about the Company on its web site: www.citizensinc.com.
– More –
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K/A for the fiscal year ended December 31, 2006, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

			(Unaudited)
	Years ended		Three-Months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Premium income	$140,905	128,496	39,135	37,389
Net investment income	30,743	26,975	9,258	6,941
Realized gains (losses), net	(94)	1,286	(4)	113
Decrease (increase) in fair value of warrants	828	(244)	1,324	(318)
Other income	1,412	1,546	245	478

Total revenues	173,794	158,059	49,958	44,603

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	54,728	56,261	13,861	14,947
Increase in future policy benefit reserves	36,420	30,719	12,440	8,766
Policyholders’ dividends	6,401	5,384	2,067	1,562

Total insurance benefits paid or provided	97,549	92,364	28,368	25,275

Commissions	35,641	35,691	9,349	9,871
Other underwriting, acquisition and insurance expenses	27,583	27,607	6,631	6,628
Capitalization of deferred policy acquisition costs	(26,210)	(26,986)	(6,728)	(7,860)
Amortization of deferred policy acquisition costs	12,530	11,391	3,040	2,477
Amortization of cost of customer relationships acquired and other intangibles	3,203	4,650	726	1,580
Total benefits and expenses	150,296	144,717	41,386	37,971

Income before Federal income tax	23,498	13,342	8,572	6,632

Federal income tax expense	6,941	4,665	2,638	2,551

Net income	$16,557	8,677	5,934	4,081

Net income applicable to common stock	$14,555	6,654	5,449	3,580

Basic earnings per share of Class A common stock	$0.35	0.16	0.13	0.08

Diluted earnings per share of Class A common stock	$0.35	0.16	0.10	0.08

BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Total assets	$787,909	711,184
Total invested assets	585,296	515,055
Stockholders’ equity	176,157	139,611